EXHIBIT 23.1
                                                                    ------------
                          INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Registration Statement of InteliData Technologies Corporation on Form S-3 of our report dated February 26, 1999 (which expresses an unqualified opinion and includes an explanatory paragraph relating to InteliData Technologies Corporation's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of InteliData Technologies Corporation for the year ended December 31, 1998 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche, LLP


McLean, Virginia
August 16, 1999